Exhibit 99.1 Press Release

Basin Water, Inc. Reports Second Quarter 2006 Results; Quarterly Revenues Increase to $5.0 Million, Gross Profit to $1.4 Million

RANCHO CUCAMONGA, Calif., August 14, 2006 — Basin Water, Inc. (Nasdaq:BWTR) today reported financial results for the quarter and six months ended June 30, 2006.

Revenues increased by 150% to $5.0 million for the second quarter of 2006 as compared to $2.0 million for the same period of 2005. Revenues increased by 200% to $8.7 million for the six months ended June 30, 2006 compared to $2.9 million for the same period in 2005. Revenue from both system sales and contract revenues continue to increase compared to the prior year as a result of growth in placement of our groundwater treatment systems.

Gross profit increased for the second quarter by 133% to $1.4 million compared to $0.6 million for the 2005 second quarter as a result of the increased volume in system sales. Gross profit for the six months ended June 30, 2006 was $2.5 million compared to $0.9 million for the same period in 2005. Gross profit as a percentage of revenues was 28% for the second quarter and 29% for the six months ended June 30, 2006 compared to 30% and 32% for the comparable periods of 2005, respectively. The decrease in gross profit percentage in 2006 compared to 2005 is due to increased costs on a large system sale project nearing final stages of completion and due to higher volume-related contract operating costs and increased field service labor and engineering expense. Basin Water continues to expand its field service and engineering staff in anticipation of future volume growth.

Selling, general and administrative (SG&A) expense increased to $1.4 million in the second quarter of 2006 compared to $0.7 million in the second quarter 2005, and $2.5 million for the six months ended June 30, 2006 compared to $1.1 million for the same period in 2005. SG&A expense was 28% of revenues for the second quarter of 2006 and 29% of revenues for the six months ended June 30, 2006, an improvement from 35% of revenues in the second quarter of 2005 and 38% of revenues for the six months ended June 30, 2005. The increase in SG&A expense was primarily attributable to a $0.5 million expense for stock-based compensation in 2006 as well as an increase in personnel costs associated with Basin Water’s growth.

The second quarter 2006 reflects a net loss from operations of $0.1 million compared to a net loss of $0.3 million in the second quarter of 2005 and a net loss from operations of $0.2 million for the six months ended June 30, 2006 compared to $0.5 million for the same period in 2005.

In May 2006, Basin Water registered and sold 6.9 million shares of common stock in its initial public offering. After offering costs and expenses, the net proceeds were approximately $75.3 million. From the initial public offering proceeds, Basin Water repaid approximately $9.0 million of long-term debt. As a result, the remaining unamortized fair value of warrants of $1.5 million related to this debt and associated unamortized loan costs of $0.4 million were expensed as non-cash charges. These charges accounted for a significant portion of the second quarter’s interest expense of $2.3 million.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $0.3 million during the first six months of 2006, compared to $0.3 million negative EBITDA in the first six months of 2005. A complete reconciliation containing adjustments from GAAP net loss to EBITDA is included at the end of this release.

The President and Chief Executive Officer of Basin Water, Peter Jensen, commented, “We are pleased with our second quarter results which reflect continued growth in all areas of our business. Our installed base of long-term contracts continues to expand at a rapid level. During the 2006 six-month period, we have entered into operating contracts that include the Baldy Mesa Water District and the Jurupa Community Service District, both near our offices in Southern California the Town of Gilbert, Arizona, East Valley Water District in California and the City of Glendale, Arizona. In addition, in July 2006, which will be included as part of our third quarter activity, the Company was awarded a contract with the Lewis Operating Corporation, one of the nation’s largest privately owned real estate development companies and another contract from the Jurupa Community Service District, both for nitrate removal systems in the Chino Basin. We expect the Chino Basin, located in Southern California, to be a significant source of future growth for the Company.”

Mr. Jensen noted, “Our contract with the Baldy Mesa Water District is very significant for Basin Water. This arsenic removal plant has installed capacity to treat over eight million gallons of water per day and is expandable to ten million gallons per day. Basin has a ten-year operating contract for the facility that is expected to be an important contributor to long-term contract revenues.”

“Basin continues to make excellent progress in commercial implementation of its patented “BionExchange®” technology. This technology allows reuse of spent ion exchange resins used in perchlorate contamination removal from water. A full-scale one million gallon-per-day perchlorate contamination removal system has been installed at East Valley Water District in San Bernardino, California and is expected to be operational shortly after it completes the currently pending permitting process. Basin has contracted with The Shaw Group, a strategic partner and well-known, nationwide engineering company, for the design and construction of the full-scale reactor system which will utilize the proprietary BionExchange® process. This patented technology is designed to both destroy the perchlorate contaminant and provide for reuse of the ion exchange resin. The regeneration facility is expected to be on-line and in operation within the next few quarters.”

Mr. Jensen adds, “We continue to focus on our core business of providing reliable water supplies to municipal customers. Decreasing water supplies, increasing demand and degrading water quality of existing sources are expected to continue to accelerate our growth in the future.”

Conference Call

The company will provide more detail regarding its second quarter results in a conference call and web cast to be held today, August 14, 2006, at 4:30 p.m. Eastern time (1:30 p.m. Pacific). The conference call can be accessed on the company’s website at www.basinwater.com. For those unable to participate in the live web cast, a replay will be available shortly after the call on the company’s website.

Basin Water, Inc. designs, builds and implements systems for the treatment of contaminated groundwater, providing reliable sources of drinking water for many communities. Basin Water has developed a proprietary, scalable ion-exchange wellhead treatment system that reduces groundwater contamination levels in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws and the company’s ability to manage its capital to meet future liquidity needs. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Form S-1 and Quarterly Report for the quarter ended June 30, 2006 on Form 10-Q. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

FINANCIAL HIGHLIGHTS - BASIN WATER, INC.

(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$4,963	$1,982	$8,666	$2,878
Cost of revenues	3,565	1,384	6,121	1,960

Gross profit	1,398	598	2,545	918
Research and development expense	128	172	198	317
Selling, general and administrative expense	1,391	686	2,520	1,105

Income (loss) from operations	(121)	(260)	(173)	(504)
Other income (expense)	(1,869)	(104)	(2,188)	(171)

Loss before taxes	(1,990)	(364)	(2,361)	(675)
Income tax benefit	—	—	—	—

Net loss	$(1,990)	$(364)	$(2,361)	$(675)

Net loss per share:
Basic	$(0.14)	$(0.04)	$(0.19)	$(0.07)
Diluted	$(0.14)	$(0.04)	$(0.19)	$(0.07)

Non-GAAP Measure

This press release includes the use of EBITDA, which is a “non-GAAP” financial measure within the meaning of SEC Regulation G. In evaluating its business, the company considers and uses EBITDA as a supplemental measure of its operating performance. EBITDA is defined as net income or loss before interest expense, income tax expense, depreciation and amortization. The company believes use of EBITDA facilitates operating performance comparisons from period to period and company to company by removing potential differences caused by variations in capital structures (affecting primarily relative interest expense), the book amortization of intangibles (affecting relative amortization expense), the age and book depreciation of facilities and equipment (affecting relative depreciation expense) and other non-cash charges. The company believes that, by eliminating such effects, EBITDA provides a meaningful measure of overall corporate performance exclusive of our capital structure, and the method and timing of our expenditures associated with building and placing our systems. The company also presents EBITDA because it believes EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as analytical tool, and when assessing the company’s performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP.

We compensate for the foregoing limitations by relying primarily on our GAAP results and using EBITDA only supplementally. EBITDA is calculated as follows for the periods presented:

	Six Months Ended June 30,
	2006	2005
	(In thousands)
Net loss	$(2,361)	$(675)
Add: interest expense (1)	2,524	199
Less: interest and other income	(445)	(28)
Add: depreciation and amortization	590	254
Add: income tax expense	—	—

EBITDA (2)	$308	$(250)

(1)	Interest expense includes portions of the fair value of warrants that constitute debt discount, but excludes amortization of debt discount already included in amortization expense.

(2)	Not considered in the calculation of EBITDA are the following:

a)	Stock-based compensation expense, which includes amortization of deferred compensation expense. We recorded approximately $0.4 million in stock-based compensation expense for the six months ended June 30, 2006.

b)	Expense related to the fair value of warrants, which consists of the amortization of deferred charges representing the excess of the fair value of our common stock over the exercise price of warrants issued. We recorded approximately $0.1 million in expense related to the fair value of warrants for the six months ended June 30, 2006.

c)	Other warrant charges, which represents the fair value of warrants issued to two customers in connection with sales of groundwater treatment systems. We recorded approximately $0.3 million in other warrant charges during the six months ended June 30, 2006.

SOURCE: Basin Water, Inc.

Basin Water, Inc.

Tom Tekulve, 909-481-6800

Chief Financial Officer

www.basinwater.com